Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in Abeona Therapeutics Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas
May 11, 2018